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                                                                     Exhibit 5.1


                               December 23, 1999


Securities and Exchange Commission
450 Fifth Street, N. W.
Washington, D. C. 20549

          Re:  Registration Statement on Form S-8

Dear Ladies and Gentlemen:

     As Vice President - General Counsel and Secretary of Data Return Corporation, a Texas corporation (the "Company"), I am familiar with its Restated Articles of Incorporation and Bylaws, as amended to date.

     I have examined its corporate proceedings in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 9,733,496 shares of the Company's Common Stock, $.001 par value per share (the "Shares"), for issuance under its 1999 Long-Term Incentive Plan, 1998 Stock Option Plan and Employment Agreement (the "Plans").

     I have participated in the preparation of the Company's Registration Statement on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission, relating to the registration of the Shares under the Securities Act.

     In connection with the foregoing, I have examined the originals or copies, certified or otherwise authenticated to my satisfaction, of the resolutions of the Company's Board of Directors establishing the Plans, the Registration Statement and such corporate records of the Company, certificates of officers of the Company, and other instruments and documents as I have deemed necessary to require as a basis for the opinion hereinafter expressed. As to various questions of fact material to such opinion, I have, where relevant facts were not independently established, relied upon statements of officers of the Company whom I believe to be responsible.

     Based upon the foregoing and in reliance thereon, I advise you that in my opinion the Shares, when issued and delivered in accordance with the provisions of the Plan, will be legally issued, fully paid and nonassessable.

     I consent to the filing of this opinion as an exhibit to the Registration Statement.

                                 Respectfully submitted,


                                 /s/ Mark Gunnin
                                     Mark Gunnin, Vice President - General
                                     Counsel and Secretary